May 13, 1996




Food Lion, Inc.
P.O. Box 1330
2110 Executive Drive
Salisbury, NC 28145-1330

Ladies & Gentlemen:

     We have acted as counsel to Food Lion, Inc., a North Carolina corporation (the "Company"), in connection with the registration of 7,000,000 shares of Class A Common Stock, par value $.50 per share (the "Class A Common Stock"), of the Company, pursuant to a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement relates to shares of Class A Common Stock issuable pursuant to the Company's 1996 Stock Incentive Plan (the "Plan").

     In our opinion, the shares of Class A Common Stock to be registered under the Registration Statement have been duly authorized for issuance by the Company, and, upon issuance pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                       Very truly yours,



                       AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.